Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371 Doreen Lubeck, 773-583-4331
CNA SURETY RECEIVES PROPOSAL FOR CNA TO
ACQUIRE PUBLIC MINORITY STAKE
CHICAGO, November 1, 2010 — CNA Surety Corporation (NYSE: SUR) announced today that it has received a proposal from CNA Financial Corporation (NYSE: CNA) to acquire all of the outstanding shares of common stock of CNA Surety that are not currently owned by subsidiaries of CNA for $22.00 per share in cash. CNA, through its subsidiaries, currently owns approximately 62% of the outstanding shares of CNA Surety common stock.
The proposal states that CNA intends to implement the transaction in a manner that will ensure that CNA Surety would become a wholly-owned subsidiary of CNA and that all CNA Surety stockholders would receive the same consideration for their shares.
CNA Surety’s board of directors has formed a special committee consisting of the company’s three independent directors. This special committee will retain independent financial and legal advisors to consider the proposal.
“Once their financial and legal advisors are selected, the special committee of the board of directors will review this proposal and will make recommendations in the best interest of our stockholders,” said John Welch, president and chief executive officer of CNA Surety. “While this offer initiates a process that will unfold over a period of time, we want to assure all of our agents and clients that business will continue as usual, and we expect there to be no change in the service levels we provide.”
About CNA Surety
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
Additional Information and Where to Find It
This press release is not an offer to purchase or a solicitation of an offer to sell any securities. Any solicitation or offer will only be made through materials filed with the SEC. CNA Surety stockholders and other interested parties are urged to read these materials when they become available because they will contain important information. CNA Surety stockholders will be able to obtain such documents (when available) free of charge at the SEC’s web site, www.sec.gov. CNA Surety stockholders will also be able to obtain these documents that are filed by CNA (when available) for free from CNA at www.cna.com or at 333 South Wabash Avenue, Chicago, Illinois 60604.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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